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                                                                    Exhibit 4.23


                                 PROMISSORY NOTE

$7,000,000.00                                            DATE: DECEMBER 20, 2000

         FOR VALUE RECEIVED, STATIA MARINE, INC., a Cayman Islands exempted company (the "Maker") promises to pay to the order of Transamerica Equipment Financial Services Corporation or its assigns (the "Payee") at its office located at Riverway II, West Office Tower, 9399 West Higgins Road, Rosemont, Illinois 60018, or at such other place as Payee or the holder hereof may designate in writing, the principal amount of Seven Million and No/100 Dollars ($7,000,000.00), payable in Seventy-One (71) equal and consecutive monthly payments of NINETY-SEVEN THOUSAND TWO HUNDRED TWENTY TWO AND 22/100THS DOLLARS ($97,222.22) each, payable on the first day of each calendar month (each, a "Payment Date"), commencing on February 1, 2001, together with a seventy-second
(72nd) and final installment of all outstanding principal being due and payable on January 1, 2007 (the "Maturity Date"). Commencing on February 1, 2001, and continuing on each Payment Date thereafter, the Maker promises to pay interest, in like money and funds, at the Payee's office referenced above or at such other place as the Payee or the holder hereof may designate in writing, on the unpaid principal amount hereof from and including the date hereof until paid in full (both before and after judgment) at a rate per annum (the "Applicable Rate") equal to the Three (3) Month LIBOR Rate (as defined below) plus Three and Twenty One-Hundredths percent (3.20%) per annum. Interest on this Promissory Note (this "Note") shall be payable in arrears on each Payment Date and shall be adjusted monthly on each Payment Date, based on the Three (3) Month LIBOR Rate (as defined below) in effect on the immediately preceding Payment Date, and such interest shall be computed on the basis of a 360-day year based on the actual number of days elapsed; PROVIDED, HOWEVER, that from the date of funding of the Loan until February 1, 2001, the interest rate on this Note shall be Nine and Seventy-four One-Hundredths percent (9.74%) per annum. Upon payment (including any prepayment herein) in full of the unpaid principal amount hereof, the Maker shall also pay any and all accrued but unpaid interest. All payments under this Note shall be made in lawful money of the United States of America and in immediately available funds.

         For purposes of this Note, the term "Three (3) Month LIBOR Rate," means the variable rate of interest determined by the Payee and adjusted monthly on each Payment Date, which rate shall be equal to the three (3) month rate for "London InterBank Offered Rates" as published in the Money Rates section of The Wall Street Journal on the immediately preceding Payment Date. In the event that the London InterBank Offered Rates becomes unavailable at any time during the term of this Note, the Payee may select and designate a comparable substitute index rate after notice to the Maker.



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         This Note is the Note referred to in the Loan Agreement dated as of
December 20, 2000, between the Maker and the Payee (as amended, supplemented or otherwise modified from time to time, the "Loan Agreement" and together with all related documents and instruments, the "Loan Documents"), between the Maker and the Payee and is subject and entitled to all provisions and benefits thereof. Capitalized terms used which are not defined herein shall have the meanings set forth in the Loan Agreement.

         Time is of the essence hereof. If any installment of this Note is not paid within ten (10) days after its due date, the Maker agrees to pay on demand, in addition to the amount of such installment, an amount equal to five percent (5%) of such installment of principal, but only to the extent permitted by Applicable Law. In the event of the occurrence of an Event of Default (as defined in the Loan Agreement), then the entire unpaid principal balance hereto with accrued and unpaid interest thereon, together with all other sums payable under this Note or the Loan Documents, shall, at the option of payee and without notice or demand, become immediately due and payable. Upon the occurrence of an Event of Default (as defined in the Loan Agreement), the Applicable Rate shall automatically be adjusted and increased to a rate per annum equal to the Applicable Rate PLUS four percent (4%), which rate shall be effective from the date of such Event of Default until this Note is paid in full.

         The Maker shall have the right to prepay this Note in whole or in part on any Payment Date; provided, that (i) no Event of Default (as defined in the Loan Agreement) shall have occurred or be continuing; (ii) the Maker shall give the Payee not less than thirty (30) days prior written notice of its intention to make any such prepayment, together with the date and amount of such prepayment, and (iii) the Maker shall, on the date of such prepayment, pay to the Payee a prepayment premium (the "Prepayment Premium") representing liquidated damages owed to Payee for the loss of its bargain and not a penalty, in the amount set forth below:

Prepayment Period
(both dates inclusive)                              Prepayment Premium
----------------------                              ------------------

December 20, 2000 to December 19, 2001              3.50% of Prepayment amount
December 20, 2001 to December 19, 2002              2.75% of Prepayment amount
December 20, 2002 to December 19, 2003              2.00% of Prepayment amount
December 20, 2003 to December 19, 2004              1.00% of Prepayment amount
December 20, 2004 to December 19, 2005              .50% of Prepayment amount
December 20, 2005 to Maturity Date                  0% of Prepayment amount

Prepayments made hereunder shall be applied to the installments hereof in the inverse order of maturity.



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         Upon the maturity of this Note or the acceleration of the maturity of this Note in accordance with the terms of the Loan Agreement, the entire unpaid principal amount on this Note, together with all interest, fees and other amounts payable hereon or in connection herewith, shall be immediately due and payable without further notice or demand, with interest on all such amounts at the Applicable Rate, if timely paid, otherwise at the Applicable Rate plus four percent (4%), from the date of such maturity or acceleration, as the case may be, until all such amounts have been paid.

         If any payment on this Note becomes payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the Applicable Rate during such extension.

         The Maker and all endorsers, guarantors or any others who may at any time become liable for the payment hereof consent to any and all extensions of time, renewals, waivers and modifications of and release, surrender or substitutions or release of security or of any party primarily or secondarily liable on, or with respect to, this Note or any of the Loan Documents or any of the terms and provisions thereof that may be made, granted or consented to by Payee, or forbearance or other indulgence, without notice, and agree that suit may be brought and maintained against any one or more of them, at the election of Payee, without joinder of the others as parties thereto, and that Payee shall not be required to first foreclose, proceed against, or exhaust any security here for, in order to enforce payment of this Note by any one or more of them. Maker and all endorsers, guarantors, or any others who may at any time become liable for the payment hereof, hereby severally waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection with this Note, filing of suit and diligence in collecting this Note or enforcing any of the security here for, and, without limiting any provision of any of the Loan Documents, agree to pay, if permitted by law, all expenses incurred in collection, including reasonable attorney's fees, and hereby waive all benefits of valuation, appraisement and exemption laws.

         The Payee, the Maker and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by Applicable Law from time to time in effect. Neither the Maker nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any the Obligations shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully charged under Applicable Law from time to time in effect, and the provisions of this paragraph shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Payee expressly disavows any intention to charge or collect excessive unearned interest or finance charges in the event the maturity of any the Obligations are accelerated. If (a) the maturity of any of the Obligations are accelerated for any reason, (b) any of the Obligations are prepaid and as a result any amounts held to constitute interest are determined to be in excess




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of the legal maximum, or (c) the Payee or any other holder of any or all of the
Obligations shall otherwise collect amounts which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be charged by Applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at the Payee's or such holder's option, promptly returned to the Maker upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under Applicable Law, the Payee and the Maker (and any other payors thereof) shall to the greatest extent permitted under Applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest through the entire contemplated term of this
Note in accordance with the amount outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under Applicable Law in order to lawfully charge the maximum amount of interest required by this Note and permitted under Applicable Law.

         If there be more than one Maker, all the obligations, promises, agreements and covenants of Maker under this Note are joint and several.

         This Note may not be changed, modified or terminated orally, but only by an agreement in writing signed by the Maker and the Payee or any holder hereof.

         The Maker shall, upon demand, pay to the Payee all costs and expenses incurred by the Payee (including the reasonable fees and disbursements of counsel and other professionals) in connection with the preparation, execution and delivery of this Note and all other Loan Documents, and in connection with the administration, modification and amendment of the Loan Documents, and pay to the Payee all costs and expenses (including the reasonable fees and disbursements of counsel and other professionals) paid or incurred by the Payee in (A) enforcing or defending its rights under or in respect of this Note or any of the other Loan Documents, (B) collecting any of the liabilities by the Maker to the Payee or otherwise administering the Loan Documents, (C) foreclosing or otherwise collecting upon any collateral and (D) obtaining any legal, accounting or other advice in connection with any of the foregoing.

         This Note shall be binding upon the successors and assigns of the Maker and inure to the benefit of the Payee and its successors, endorsees and assigns. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

         This Note is secured by the Collateral as defined in the Loan Agreement, which includes, among other things, (i) a First Preferred Ship Mortgage dated as of December 20, 2000, by the Maker in favor of the Payee; (ii) an Assignment of Bareboat Charter Agreement dated as of December 20, 2000, by the Maker in favor of the Payee; (iii) an Assignment of Insurance Claims dated as of December 20, 2000, by the Maker in favor of the Payee; and (iv) a Guaranty dated as of December 20, 2000, by Statia Terminals Group N.V., in favor of the Payee.




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         THIS NOTE SHALL BE DEEMED TO HAVE BEEN NEGOTIATED, EXECUTED AND
DELIVERED BY THE MAKER IN THE STATE OF ILLINOIS AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.

         THE MAKER AND, BY ITS ACCEPTANCE HEREOF, THE PAYEE, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS NOTE AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY. THIS WAIVER IS INFORMED AND FREELY MADE. THE MAKER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

Witness/Attest:                            STATIA MARINE, INC.



                                           By:
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                                           Name:    James F. Brenner
Name:                                      Title:   Vice President and Treasurer
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         (Please Print)

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Name:
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                                 ACKNOWLEDGMENT

STATE OF FLORIDA

COUNTY OF BROWARD

         BEFORE ME, the undersigned Notary Public, duly commissioned and qualified within and for the State and County aforesaid,

         PERSONALLY CAME AND APPEARED, JAMES F. BRENNER, that he is the Vice President and Treasurer of Statia Marine, Inc. (the "Company"), and that as such officer and on behalf of and in the name of the Company on December 20, 2000, he signed and executed the foregoing Promissory Note. Said appearer further acknowledged that he executed the foregoing Promissory Note as the free act and deed of the Company, for the purposes and considerations therein expressed.

         IN WITNESS WHEREOF, this instrument is executed in the presence of the undersigned witnesses and me, Notary on this 20th day of December, 2000.

WITNESSES:


--------------------------------           -------------------------------------
                                           Name:  James F. Brenner
                                           Title:  Vice President and Treasurer

--------------------------------



                     --------------------------------------
                                  NOTARY PUBLIC

NOTE: TWO SEPARATE WITNESSES ARE REQUIRED AND THE NOTARY CANNOT ALSO ACT AS A
      WITNESS.


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